Exhibit 4.11
DESCRIPTION OF SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
The following is a description of each class of securities of American Equity Investment Life Holding Company that is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as of December 31, 2021, the end of the period covered by the Annual Report on Form 10-K (the “Form 10-K”) of which this exhibit is a part.
The following summary does not purport to be complete and is subject in all respects to the applicable provisions of the Iowa Business Corporation Act (the “IBCA”), our articles of incorporation, as amended (our “amended articles of incorporation”), our amended and restated bylaws (our “bylaws”), and the Deposit Agreement (as defined below), each of which is an exhibit to the Form 10-K.
As used in this exhibit, and except where the context otherwise requires, “we,” “us,” “our” and the “Company” refer to American Equity Investment Life Holding Company.
The total number of shares we may issue is 202,000,000 shares, of which 200,000,000 shares are Common Stock, par value $1 per share (the “Common Stock”), and 2,000,000 shares are Series Preferred Stock, par value $1 per share (the “Preferred Stock”).
As of December 31, 2021, we had three classes of securities registered under Section 12 of the Exchange Act: (i) the Common Stock, (ii) depositary shares, each representing a 1/1,000th interest in a share of our 5.95% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series A, par value $1.00 and $25,000 liquidation preference per share (the “Series A Preferred Stock”), and (iii) depositary shares, each representing a 1/1,000th interest in a share of our 6.625% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series B, par value $1.00 and $25,000 liquidation preference per share (the “Series B Preferred Stock”).
Common Stock
Each outstanding share of Common Stock is entitled to one vote per share on each matter submitted to the vote of shareholders. Except as otherwise provided in our amended articles of incorporation, directors are elected by a plurality of the votes cast by the shares entitled to be voted in the election at a meeting at which a quorum is present. Cumulative voting for the election of directors is not permitted. If a quorum exists, action on a matter, other than the election of directors, by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless our amended articles of incorporation or the IBCA require a greater number of affirmative votes.
Subject to the rights of holders of Preferred Stock, holders of Common Stock (i) have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by our board of directors and (ii) are entitled to share ratably in all of our assets available for distribution upon our liquidation, dissolution or winding up. Holders of Common Stock have no preemptive, conversion, redemption or subscription rights.
Since we are a holding company, our ability to pay cash dividends depends in large measure on our subsidiaries’ ability to make distributions of cash or property to us. Financial covenants under our existing or future loan agreements and reinsurance agreements, or provisions of the laws of the states where we or our subsidiaries are organized, may limit our subsidiaries’ ability to make sufficient distributions to us to permit us to pay cash dividends on the Common Stock.
We are authorized to issue up to 2,000,000 shares of Preferred Stock. Our amended articles of incorporation authorize our board, without any further shareholder action or approval, to issue these shares from time to time in one or more series with such rights and preferences as may be determined by our board of directors. Our board may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. The Preferred Stock could be deemed to have an anti-takeover effect in that, if a hostile takeover situation should arise, shares of Preferred Stock could be issued to purchasers sympathetic with our management or others in such a way as to render more difficult or to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management.
Under the terms of the Series A Preferred Stock and Series B Preferred Stock, our ability to declare or pay dividends on, or purchase, redeem or otherwise acquire, shares of Common Stock or any other shares of the Company that rank junior to, or on parity with, the Series A Preferred Stock or Series B Preferred Stock (whichever is applicable) is subject to certain restrictions in the event that the Company does not declare and pay (or set aside) dividends on the Series A Preferred Stock or Series B Preferred Stock (whichever is applicable) for the last preceding dividend period. The terms of the Series A Preferred Stock are described more fully below under the heading “Depositary Shares, Each Representing a 1/1,000th Interest in a Share of Series A Preferred Stock—Series A Preferred Stock,” and the terms of the Series B Preferred Stock are described more fully below under the heading “Depositary Shares, Each Representing a 1/1,000th Interest in a Share of Series B Preferred Stock—Series B Preferred Stock.”

Depositary Shares, Each Representing a 1/1,000th Interest in a Share of Series A Preferred Stock
On November 21, 2019, we issued 16,000,000 depositary shares, each representing a 1/1,000th interest in a share of Series A Preferred Stock. All of the shares of Series A Preferred Stock are held by Computershare Inc. and Computershare Trust Company, N.A., acting jointly, as depositary (collectively, the “Depositary”). Holders of the depositary shares are entitled through the Depositary to exercise the rights and preferences of the Series A Preferred Stock, as described under the heading “Depositary Shares, Each Representing a 1/1,000th Interest in a Share of Series A Preferred Stock—Depositary Shares” below.
Series A Preferred Stock
General
The Series A Preferred Stock represents a single series of our authorized Preferred Stock. The “stated amount” per share of Series A Preferred Stock is $25,000. Holders of the Series A Preferred Stock do not have preemptive or subscription rights to acquire more stock of the Company.
The Series A Preferred Stock is not convertible into, or exchangeable for, shares of Common Stock or any other class or series of stock or other securities of us. The Series A Preferred Stock is perpetual and has no stated maturity date, and is not subject to any sinking fund, retirement fund or purchase fund or other obligation of us to redeem, repurchase or retire the Series A Preferred Stock.
We may at any time and from time to time, without notice to or the consent of holders of the Series A Preferred Stock or related depositary shares, issue additional shares of Series A Preferred Stock and the related depositary shares either through public or private sales that would be deemed to form a single series with the Series A Preferred Stock and the related depositary shares, respectively, provided that such additional shares of Series A Preferred Stock and the related depositary shares are fungible for U.S. federal income tax purposes with the previously issued Series A Preferred Stock and the related depositary shares. We may also issue additional shares of other series of Preferred Stock at any time and from time to time, without notice to or the consent of holders of the Series A Preferred Stock or the related depositary shares. Any additional Preferred Stock may be issued from time to time in one or more series, each with preferences, limitations, designations, conversion or exchange rights, voting rights, dividend rights, redemption provisions, voluntary and involuntary liquidation rights and other rights as our board may determine at the time of issuance.
Ranking
With respect to the distribution of assets upon our liquidation, dissolution or winding-up, the Series A Preferred Stock ranks:
•senior to our junior stock as to the distribution of assets upon our liquidation, dissolution or winding-up (junior stock includes Common Stock and any other class of our stock that ranks junior to the Series A Preferred Stock as to the distribution of assets upon our liquidation, dissolution or winding-up); and
•equally with each other series of parity stock that we may issue as to the distribution of assets upon our liquidation, dissolution or winding-up.
As used herein, “parity stock” means any class or series of our stock that ranks equally with the Series A Preferred Stock in the distribution of assets upon our liquidation, dissolution or winding-up.
As used herein, "junior stock" means our common stock and any other class or series of our stock that ranks junior to the Series A Preferred Stock as to the distribution of assets upon our liquidation, dissolution or winding-up.
In addition, we will generally be able to pay dividends, any redemption price and distributions upon liquidation, dissolution or winding-up only out of lawfully available funds for such payment (i.e., after taking account of all existing and future indebtedness and other non-equity claims).
Dividends
Dividends on the Series A Preferred Stock are not mandatory. Holders of Series A Preferred Stock are entitled to receive, when, as and if declared by our board of directors (or a duly authorized committee of the board), out of funds legally available for the payment of dividends, under Iowa law, quarterly in arrears on the first day of March, June, September and December of each year, non-cumulative cash dividends that accrue for the relevant dividend period as follows:
•from the date of original issue, to, but excluding, December 1, 2024 (the “First Call Date”), at a fixed rate per annum of 5.95% on the stated amount of $25,000 per share (equivalent to $25.00 per depositary share); and
•from the First Call Date, during each reset period (as defined below), at a rate per annum equal to the Five-year U.S. Treasury Rate (as defined below) as of the most recent reset dividend determination date plus 4.322% on the stated amount of $25,000 per share (equivalent to $25.00 per depositary share).

If we issue additional shares of Series A Preferred Stock after the original issue date, dividends on such shares accrue from the original issue date if such shares are issued prior to the first dividend payment date. Dividends on Series A Preferred Stock issued after the first dividend payment date accrue from either the date on which such shares are issued (if such shares are issued on a dividend payment date) or the dividend payment date next preceding the date such shares are issued (if such shares are not issued on a dividend payment date).
Dividends are payable to holders of record of the Series A Preferred Stock as they appear on our books on the applicable record date, which is the 15th calendar day before that dividend payment date or such other record date fixed by our board of directors (or a duly authorized committee of the board) that is not more than 60 nor less than 10 days prior to such dividend payment date (each, a “dividend record date”). Dividend record dates apply regardless of whether a particular dividend record date is a business day.
Dividends payable on the Series A Preferred Stock are calculated on the basis of a 360-day year consisting of twelve 30-day months. If any dividend payment date is a day that is not a business day, then the dividend with respect to that dividend payment date is instead paid on the immediately succeeding business day, without interest or other payment in respect of such delayed payment. “Business day” means any day other than (i) a Saturday or Sunday or a legal holiday or (ii) a day on which banking institutions in the Borough of Manhattan, The City of New York, are authorized or obligated by law, executive order or regulation to close.
A “dividend period” (in the case of dividend periods following the initial dividend period) is the period from, and including, a dividend payment date to, but excluding, the next dividend payment date.
A “reset date” means the First Call Date and each date falling on the fifth anniversary of the preceding reset date. A “reset period” means the period from and including the First Call Date to, but excluding, the next following reset date and thereafter each period from and including each reset date to, but excluding, the next following reset date. A “reset dividend determination date” means, in respect of any reset period, the day falling two business days prior to the beginning of such reset period.
The “Five-year U.S. Treasury Rate” means, as of any reset dividend determination date, as applicable, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the average of the yields to maturity for the five business days immediately prior to such reset dividend determination date for U.S. Treasury securities with a maturity of five years from the next reset date and trading in the public securities markets or (ii) if there is no such published U.S. Treasury security with a maturity of five years from the next reset date and trading in the public securities markets, then the rate will be determined by interpolation between the average of the yields to maturity for the five business days immediately prior to such reset dividend determination date for two series of U.S. Treasury securities trading in the public securities market, (A) one maturing as close as possible to, but earlier than, the reset date following the next succeeding reset dividend determination date, and (B) the other maturity as close as possible to, but later than, the reset date following the next succeeding reset dividend determination date, in each case as published in the most recent H.15 (519) under the caption “Treasury constant maturities.” If the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clauses (i) or (ii) above, then the Five-year U.S. Treasury Rate will be the same interest rate determined for the prior reset dividend determination date.
“H.15 (519)” means the statistical release designated as “H.15 Daily Update,” or any successor publication, published by the Board of Governors of the U.S. Federal Reserve System, and “most recent H.15 (519)” means the H.15 (519) published closest in time but at or prior to the close of business on the reset dividend determination date.
Unless we have validly called all shares of Series A Preferred Stock for redemption on the First Call Date, we will appoint a calculation agent with respect to the Series A Preferred Stock prior to the reset dividend determination date preceding the First Call Date. The applicable dividend rate for each reset period will be determined by the calculation agent, as of the applicable reset dividend determination date. Promptly upon such determination, the calculation agent will notify us of the dividend rate for the reset period. The calculation agent’s determination of any dividend rate, and its calculation of the amount of dividends for any dividend period beginning on or after the First Call Date will be on file at our principal offices, will be made available to any holder of Series A Preferred Stock upon request and will be final and binding in the absence of manifest error.
Dividends on the Series A Preferred Stock are not cumulative. Accordingly, if our board of directors (or a duly authorized committee of the board), does not declare a dividend on the Series A Preferred Stock payable in respect of any dividend period before the related dividend payment date, such dividend does not accrue, we have no obligation to pay a dividend for that dividend period on the dividend payment date or at any future time, whether or not dividends on the Series A Preferred Stock are declared for any future dividend period, and no interest, or sum of money in lieu of interest, is payable in respect of any dividend not so declared. References to the “accrual” of dividends herein refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.
So long as any Series A Preferred Stock remains outstanding for any dividend period, unless the full dividends for the latest completed dividend period on all outstanding Series A Preferred Stock have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside), during a dividend period:
•no dividend may be paid or declared on the Common Stock or any other shares of our junior stock or parity stock (except, in the case of parity stock, on a pro rata basis with the Series A Preferred Stock as described below), other than:
•any dividend paid on junior stock or parity stock in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or is other junior stock or (solely in the case of parity stock) other parity stock, or
•any dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of rights, stock or other property under such plan, or the redemption or repurchase of any rights under such plan, and
•no Common Stock or other junior stock or parity stock (except, in the case of parity stock, on a pro rata basis with the Series A Preferred Stock as described below), may be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly, other than:
•as a result of a reclassification of junior stock for or into other junior stock or a reclassification of parity stock for or into other parity stock, as applicable,
•the exchange, redemption or conversion of one share of junior stock for or into another share of junior stock or the exchange, redemption or conversion of one share of parity stock for or into another share of parity stock, as applicable,
•purchases, redemptions or other acquisitions of shares of junior stock or parity stock in connection with (x) any employment contract, benefit plan or other similar arrangement with or for the benefit of one or more employees, officers, directors, consultants or independent contractors, (y) a dividend reinvestment or shareholder stock purchase plan, or (z) the satisfaction of our obligations pursuant to any contract relating to the foregoing clauses (x) or (y) outstanding at the beginning of the applicable dividend period requiring such purchase, redemption or other acquisition,
•the purchase of fractional interests in shares of junior stock or parity stock, as the case may be, pursuant to the conversion or exchange provisions of such securities or the security being converted or exchanged,
•through the use of the proceeds of a substantially contemporaneous sale of junior stock or parity stock, as applicable, or
•in the case of parity stock, pro rata purchases, offers or other acquisitions for consideration by us to purchase all, or a pro rata portion of, the Series A Preferred Stock and such parity stock.
When dividends are not paid (or declared and a sum sufficient for payment thereof set aside) in full on any dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Series A Preferred Stock, on a dividend payment date falling within the related dividend period for the Series A Preferred Stock) upon the Series A Preferred Stock and any shares of parity stock, all dividends declared on the Series A Preferred Stock and all such parity stock and payable on such dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Series A Preferred Stock, on a dividend payment date falling within the related dividend period for the Series A Preferred Stock) are declared pro rata so that the respective amounts of such dividends bear the same ratio to each other as all accrued but unpaid dividends per share of Series A Preferred Stock and all parity stock payable on such dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Series A Preferred Stock, on a dividend payment date falling within the related dividend period for the Series A Preferred Stock) bear to each other. As used in this paragraph, payment of dividends “in full” means, as to any parity stock that bears dividends on a cumulative basis, the amount of dividends that would need to be declared and paid to bring such parity stock current in dividends, including undeclared dividends for past dividend periods. To the extent a dividend period with respect to the Series A Preferred Stock or any shares of parity stock (in either case, the “first series”) coincides with more than one dividend period with respect to another series, as applicable (in either case, a “second series”), then, for purposes of this paragraph, our board of directors (or a duly authorized committee of the board) may, to the extent permitted by the terms of each affected series, treat such dividend period for the first series as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to the second series, or may treat such dividend period(s) with respect to any parity stock and dividend period(s) with respect to the Series A Preferred Stock for purposes of this paragraph in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on such parity stock and the Series A Preferred Stock.
Subject to the foregoing, dividends (payable in cash, stock or otherwise, as may be determined by our board of directors or a duly authorized committee of the board) may be declared and paid on the Common Stock and any other junior stock from time to time out of any funds legally available for such payment, and the Series A Preferred Stock is not entitled to participate in any such dividend.
Dividends on the Series A Preferred Stock cannot be declared, paid or set aside for payment if we fail to comply, or if such act would cause us to fail to comply, with applicable laws, rules and regulations.
Liquidation Rights
Upon our voluntary or involuntary liquidation, dissolution or winding-up, holders of the Series A Preferred Stock and any parity stock are entitled to receive out of our assets available for distribution to shareholders, after satisfaction of liabilities to creditors and any required distributions to holders of stock, if any, that ranks senior to the Series A Preferred Stock in the distribution of assets upon liquidation, dissolution or winding-up but before any distribution of assets is made to holders of Common Stock and any other junior stock, a liquidating distribution equal to the stated amount of $25,000 per share (equivalent to $25.00 per depositary share) plus declared but unpaid dividends, without accumulation of any undeclared dividends. Holders of the Series A Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidation preference.
In any such distribution, if our assets are not sufficient to pay the liquidation preferences in full to all holders of the Series A Preferred Stock and all holders of any parity stock, the amounts paid to the holders of Series A Preferred Stock and to the holders of any parity stock must be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the “liquidation preference” of any holder of Preferred Stock or parity stock means the amount payable to such holder in such distribution (assuming no limitation on our assets available for such distribution), including any declared but unpaid dividends (and any unpaid, accrued cumulative dividends in the case of any holder of stock (other than Series A Preferred Stock) on which dividends accrue on a cumulative basis). If the liquidation preference has been paid in full to all holders of the Series A Preferred Stock and any holders of parity stock, the holders of our junior stock become entitled to receive all of our remaining assets according to their respective rights and preferences.
For purposes of this section, the merger or consolidation of us with any other entity, including a merger or consolidation in which the holders of the Series A Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange of all or substantially all of our assets, for cash, securities or other property does not constitute a liquidation, dissolution or winding-up of us.
Optional Redemption
We may redeem the Series A Preferred Stock at our option:
•in whole or in part, from time to time, on or after December 1, 2024, at a redemption price equal to the stated amount of $25,000 per share of Series A Preferred Stock (equivalent to $25.00 per depositary share), plus (except as provided below) an amount equal to any declared but unpaid dividends and the portion of the quarterly dividend per share attributable to the then-current dividend period that has not been declared and paid to, but excluding, the redemption date,
•in whole, but not in part, at any time prior to December 1, 2024, within 90 days after the occurrence of a “rating agency event,” at a redemption price equal to $25,500 per share of Series A Preferred Stock (102% of the stated amount of $25,000 per share) (equivalent to $25.50 per depositary share), plus (except as provided below) an amount equal to any declared but unpaid dividends and the portion of the quarterly dividend per share attributable to the then-current dividend period that has not been declared and paid to, but excluding, the redemption date, or
•in whole, but not in part, at any time prior to December 1, 2024, within 90 days after the occurrence of a “regulatory capital event,” at a redemption price equal to the stated amount of $25,000 per share of Series A Preferred Stock (equivalent to $25.00 per depositary share), plus (except as provided below) an amount equal to any declared but unpaid dividends and the portion of the quarterly dividend per share attributable to the then-current dividend period that has not been declared and paid to, but excluding, the redemption date.
Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the dividend record date for a dividend period does not constitute a part of and is not paid to the holder entitled to receive the redemption price on the redemption date, but rather is paid to the holder of record of the redeemed shares on the dividend record date relating to the dividend payment date.
“Rating agency event” means that any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act, that then publishes a rating for us (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Series A Preferred Stock, which amendment, clarification or change results in:
•the shortening of the length of time the Series A Preferred Stock are assigned a particular level of equity credit by that rating agency as compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the Series A Preferred Stock; or
•the lowering of the equity credit (including up to a lesser amount) assigned to the Series A Preferred Stock by that rating agency as compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the Series A Preferred Stock.
“Regulatory capital event” means that we become subject to capital adequacy supervision by a capital regulator and the capital adequacy guidelines that apply to us as a result of being so subject set forth criteria pursuant to which the liquidation preference amount of the Series A Preferred Stock would not qualify as capital under such capital adequacy guidelines, as we may determine at any time, in our sole discretion.
If the Series A Preferred Stock is to be redeemed, the notice of redemption must be given by first class mail to the holders of record of the Series A Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof. Any notice mailed as provided in this paragraph is conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of

Series A Preferred Stock designated for redemption does not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. Notwithstanding the foregoing, if the Series A Preferred Stock is held in book-entry form through The Depository Trust Company (“DTC”) or any other similar facility, such notice of redemption may be given to the holders of Series A Preferred Stock at such time and in any manner permitted by such facility.
Each notice of redemption must include a statement setting forth:
•the redemption date;
•the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares of Series A Preferred Stock held by such holder are to be redeemed, the number of shares of such Series A Preferred Stock to be redeemed (if determinable at the time of such notice) from such holder;
•the redemption price;
•if shares of Series A Preferred Stock are evidenced by definitive certificates, the place or places where holders may surrender certificates evidencing those shares of Series A Preferred Stock for payment of the redemption price; and
•that dividends will not accrue for any period beginning on or after the redemption date.
If notice of redemption of any Series A Preferred Stock has been given and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of any Series A Preferred Stock so called for redemption, then, from and after the redemption date, dividends will not accrue on such Series A Preferred Stock for any period beginning on or after the redemption date, such Series A Preferred Stock will no longer be deemed outstanding and all rights of the holders of such Series A Preferred Stock will terminate, except the right to receive the redemption price, without interest. Any funds unclaimed at the end of two years from the redemption date, to the extent permitted by law, must be released from the trust so established and may be commingled with our other funds, and after that time the holders of the shares so called for redemption may look only to us for payment of the redemption price of such shares.
In case of any redemption of only part of the Series A Preferred Stock at the time outstanding, the Series A Preferred Stock to be redeemed must be selected either pro rata, by lot or by such other method in accordance with the procedures of DTC.
Voting Rights
Except as provided below or as otherwise required by applicable law, the holders of the Series A Preferred Stock will have no voting rights.
Right to Elect Two Directors on Nonpayment of Dividends. Whenever dividends on any shares of Series A Preferred Stock have not been declared and paid for six or more dividend periods, whether or not for consecutive dividend periods (a “Nonpayment”), the holders of such shares of Series A Preferred Stock, voting together as a single class with holders of any and all other series of voting Preferred Stock (as defined below) then outstanding, are entitled to vote for the election of a total of two additional members of our board of directors (the “Preferred Stock Directors”), provided that the election of any such directors cannot cause us to violate the corporate governance requirement of the NYSE (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors and provided, further, that our board of directors must at no time include more than two Preferred Stock directors. In that event, the number of directors on our board of directors will automatically increase by two, and the new directors will be elected at a special meeting called at the request of the holders of record of at least 20% of the Series A Preferred Stock or of any other series of voting Preferred Stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders, in which event such election will be held at such next annual or special meeting of shareholders), and at each subsequent annual meeting. These voting rights will continue until dividends on the shares of Series A Preferred Stock and any such series of voting Preferred Stock for at least four consecutive dividend periods (or the equivalent thereof, in the case of any other series of voting Preferred Stock) following the Nonpayment have been fully paid.
As used herein, “voting Preferred Stock” means any other class or series of our Preferred Stock ranking equally with the Series A Preferred Stock as to the distribution of assets upon our liquidation, dissolution or winding-up and upon which like voting rights have been conferred and are exercisable. Whether a plurality, majority or other portion of the Series A Preferred Stock and any other voting Preferred Stock have been voted in favor of any matter is determined by reference to the respective stated amounts of the Series A Preferred Stock and voting Preferred Stock voted.
If and when dividends for at least four consecutive dividend periods (or the equivalent thereof, in the case of any other series of voting Preferred Stock) following a Nonpayment have been paid in full, the holders of the Series A Preferred Stock will be divested of the foregoing voting rights (subject to revesting in the event of each subsequent Nonpayment) and, if such voting rights for all other holders of voting Preferred Stock have terminated, the term of office of each Preferred Stock Director so elected will immediately terminate and the number of directors on our board of directors will automatically decrease by two. In determining whether dividends have been paid for at least four consecutive dividend periods (or the equivalent thereof, in the case of any other series of voting Preferred Stock) following a Nonpayment, we may take account of any dividend we elect to pay for such a dividend period after the regular dividend date for that period has passed. Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of Series A Preferred Stock and any other shares of voting Preferred Stock then outstanding (voting together as a class) when they have the voting rights described above. So long as a Nonpayment continues, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election after a Nonpayment) may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series A Preferred Stock and any other shares of voting Preferred Stock then outstanding (voting together as a class) when they have the voting rights described above, provided that the filling of any such vacancy cannot cause us to violate the corporate governance requirement of the NYSE (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors. Any such vote to remove, or to fill a vacancy in the office of, a Preferred Stock Director may be taken only at a special meeting called at the request of the holders of record of at least 20% of the Series A Preferred Stock or of any other series of voting Preferred Stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders, in which event such election will be held at such next annual or special meeting of shareholders). The Preferred Stock Directors are each entitled to one vote per director on any matter.
Other Voting Rights. So long as any shares of Series A Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all outstanding shares of the Series A Preferred Stock, voting separately as a class, is required to:
•authorize or increase the authorized amount of, or issue shares of any class or series of senior stock, or issue any obligation or security convertible into or evidencing the right to purchase any such shares;
•amend the provisions of our amended articles of incorporation or bylaws so as to adversely affect the powers, preferences, privileges or rights of the Series A Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued Series A Preferred Stock or authorized Common Stock or Preferred Stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of Preferred Stock ranking equally with or junior to the Series A Preferred Stock with respect to the distribution of assets upon our liquidation, dissolution or winding-up, whether or not dividends payable thereon are cumulative or noncumulative, will not be deemed to adversely affect the powers, preferences, privileges or rights of the Series A Preferred Stock; or
•consolidate with or merge into any other corporation, enter into a binding share exchange or reclassification involving the Series A Preferred Stock or convert, transfer, domesticate or continue our company into another entity or an entity organized under the laws of another jurisdiction unless, in each case, the shares of Series A Preferred Stock remain outstanding or the shares of Series A Preferred Stock outstanding at the time of such consolidation or merger or sale, or such exchange, reclassification, conversion, transfer, domestication or continuance, are converted into or exchanged for preference securities, and such shares remain outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series A Preferred Stock, taken as a whole.
If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation, or any conversion, transfer, domestication or continuance described above would materially and adversely affect one or more but not all series of voting Preferred Stock (including the Series A Preferred Stock for this purpose), then only the series materially and adversely affected and entitled to vote will vote to the exclusion of all other series of Preferred Stock. If all series of Preferred Stock are not equally affected by the proposed amendment, alteration, repeal, share exchange, reclassification, merger or consolidation, or conversion, transfer, domestication or continuance, described above, there will be required a two-thirds approval of each series that will have a diminished status.
To the fullest extent permitted by law, without the consent of the holders of the Series A Preferred Stock, so long as such action does not adversely affect the rights, preferences, privileges and voting powers of the Series A Preferred Stock, we may supplement any terms of the Series A Preferred Stock:
•to cure any ambiguity, or to cure, correct or supplement any provision contained in the Certificate of Designations that may be defective or inconsistent; or
•to make any provision with respect to matters or questions arising with respect to the Series A Preferred Stock that is not inconsistent with the provisions of the Certificate of Designations.
The foregoing voting provisions do not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required will be effected, all outstanding shares of the Series A Preferred Stock have been redeemed or called for redemption on proper notice and sufficient funds have been set aside by us for the benefit of the holders of the Series A Preferred Stock to effect the redemption unless in the case of a vote or consent required to authorize senior stock if all outstanding shares of Series A Preferred Stock are being redeemed with the proceeds from the sale of the stock to be authorized.
Transfer Agent and Registrar
The transfer agent and registrar for the Series A Preferred Stock is Computershare Inc. We may terminate such appointment and may appoint a successor transfer agent and registrar at any time and from time to time. The transfer agent and/or registrar may be a person or entity affiliated with us.

Calculation Agent
The “calculation agent” means, at any time, the person or entity appointed by us and serving as such agent with respect to the Series A Preferred Stock at such time. Unless we have validly called all shares of Series A Preferred Stock for redemption on the First Call Date, we will appoint a calculation agent with respect to the Series A Preferred Stock prior to the reset dividend determination date preceding the First Call Date. We may terminate any such appointment and may appoint a successor agent at any time and from time to time. We may appoint ourselves or an affiliate of ours as calculation agent.
Depositary Shares
All references in the below summary to “holders” of the depositary shares mean those who own the depositary shares registered in their own names, on the books that we or the Depositary maintain for this purpose, and not indirect holders who own beneficial interests in the depositary shares registered in street name or issued in book-entry form through DTC.
Each depositary share represents a 1/1,000th interest in a share of the Series A Preferred Stock and is evidenced by a depositary receipt. The shares of the Series A Preferred Stock represented by the depositary shares were deposited under a deposit agreement (the “Deposit Agreement”), dated as of November 21, 2019, among us, the Depositary and the holders from time to time of the depositary receipts evidencing the depositary shares. Subject to the terms of the Deposit Agreement, each holder of depositary shares is entitled, through the Depositary, in proportion to the applicable fraction of a share of the Series A Preferred Stock represented by such depositary shares, to all the rights and preferences of the Series A Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).
Dividends and Other Distributions
Each dividend on a depositary share is in an amount equal to 1/1,000th of the dividend declared on each share of Series A Preferred Stock.
The Depositary distributes any cash dividends or other cash distributions received in respect of the deposited Series A Preferred Stock to the record holders of the depositary shares relating to the underlying Series A Preferred Stock in proportion to the number of the depositary shares held by the holders. The Depositary distributes any property received by it other than cash to the record holders of the depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the Depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares in proportion to the number of the depositary shares they hold.
Record dates for the payment of dividends and other matters relating to the depositary shares are the same as the corresponding record dates for the Series A Preferred Stock.
The amounts distributed to holders of the depositary shares are reduced by any amounts required to be withheld by the Depositary or by us on account of taxes or other governmental charges.
Withdrawal of Preferred Stock
Unless the depositary shares have been previously called for redemption, a holder of depositary shares may surrender his or her depositary receipts at the principal office of the Depositary, pay any taxes, charges and fees provided for in the Deposit Agreement and comply with any other requirements of the Deposit Agreement for the number of whole shares of Series A Preferred Stock and any money or other property represented by such holder’s depositary receipts. A holder of depositary shares who exchanges such depositary receipts for shares of Series A Preferred Stock is entitled to receive whole shares of Series A Preferred Stock on the basis set forth herein; partial shares of Series A Preferred Stock will not be issued.
However, holders of whole shares of Series A Preferred Stock are not entitled to deposit those shares under the Deposit Agreement or to receive depositary shares for those shares after the withdrawal. If the depositary shares surrendered by the holder in connection with the withdrawal exceed the number of depositary shares that represent the number of whole shares of Series A Preferred Stock to be withdrawn, the Depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares.
Redemption of the Depositary Shares
If we redeem the Series A Preferred Stock represented by the depositary shares, the depositary shares will be redeemed from the proceeds received by the Depositary resulting from the redemption of the Series A Preferred Stock held by the Depositary. The redemption price per depositary share will be equal to 1/1,000th of the redemption price per share payable with respect to the Series A Preferred Stock (equivalent to $25.00 per depositary share or, in the case of a redemption following a rating agency event occurring prior to December 1, 2024, $25.50 per depositary share), plus any dividends payable thereon upon redemption as described under “Depositary Shares, Each Representing a 1/1,000th Interest in a Share of Series A Preferred Stock—Series A Preferred Stock—Optional Redemption.” Whenever we redeem shares of the Series A Preferred Stock held by the Depositary, the Depositary redeems, as of the same redemption date, the number of the depositary shares representing shares of the Series A Preferred Stock so redeemed.

In case of any redemption of less than all of the outstanding depositary shares, the depositary shares to be redeemed will be selected by us pro rata, by lot or by such other method in accordance with DTC’s procedures. In any such case, we will redeem the depositary shares only in increments of 1,000 shares and any integral multiple thereof.
The Depositary is obligated to mail (or otherwise transmit by an authorized method) notice of redemption to holders of the depositary shares not less than 30 and not more than 60 days prior to the date fixed for redemption of the Series A Preferred Stock and the depositary shares.
Voting of the Depositary Shares
When the Depositary receives notice of any meeting at which the holders of the Series A Preferred Stock are entitled to vote as described above in “Depositary Shares, Each Representing a 1/1,000th Interest in a Share of Series A Preferred Stock—Series A Preferred Stock—Voting Rights,” the Depositary will mail (or otherwise transmit by an authorized method) the information contained in the notice to the record holders of the depositary shares relating to the Series A Preferred Stock. Each record holder of depositary shares on the record date, which is the same date as the record date for the Series A Preferred Stock, may instruct the Depositary to vote the amount of the Series A Preferred Stock represented by the holder’s depositary shares. Although each depositary share is entitled to 1/1,000th of a vote, the Depositary can only vote whole shares of Series A Preferred Stock. To the extent possible, the Depositary will vote the amount of the Series A Preferred Stock represented by the depositary shares in accordance with the instructions it receives. We will take all reasonable actions that the Depositary determines are necessary to enable the Depositary to vote as instructed. If the Depositary does not receive specific instructions from the holders of any depositary shares, it will not vote the amount of the Series A Preferred Stock represented by such depositary shares.
Amendment and Termination of the Deposit Agreement
The form of depositary receipt evidencing the depositary shares and any provision of the Deposit Agreement may be amended by agreement between us and the Depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts evidencing the depositary shares will not be effective unless such amendment has been approved by the record holders of depositary receipts representing in the aggregate at least a two-thirds majority of the depositary shares then outstanding. The Deposit Agreement may be terminated if all outstanding depositary shares have been redeemed or if there has been made a final distribution in respect of the Series A Preferred Stock in connection with our liquidation, dissolution or winding-up and such distribution has been made to the holders of depositary receipts evidencing the depositary shares.
Fees, Charges and Expenses of Depositary
We pay all transfer and other taxes, assessments, and governmental charges arising solely from the existence of the depositary arrangements. We also pay all charges of the Depositary in connection with the initial deposit of the Series A Preferred Stock. Holders of depositary receipts pay transfer and other taxes, assessments, and governmental charges and any other charges as are expressly provided in the Deposit Agreement to be for their accounts. The Depositary may refuse to effect any transfer of a depositary receipt or any withdrawals of shares of Series A Preferred Stock represented by the depositary shares evidenced by a depositary receipt until all taxes, assessments, and governmental charges with respect to such depositary receipt are paid by the holder.
Resignation and Removal of Depositary
The Depositary may resign at any time by delivering to us 30 days’ written notice of its election to do so, and we may at any time remove the Depositary by delivering the Depositary 30 days’ written notice, any resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment, but in no event later than 30 days after delivery of such notice. The successor depositary must be appointed within 30 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million; provided that we will use commercially reasonable efforts to ensure that there is, at all relevant times when the Series A Preferred Stock is outstanding, a person or entity appointed and serving as the Depositary. If a successor is not appointed within 30 days, any record holders of depositary receipts or the outgoing depositary may petition a court to appoint a successor.
Miscellaneous
The Depositary will forward to the holders of depositary shares all of our reports and communications which are delivered to the Depositary and which we are required to furnish to the holders of depositary receipts evidencing the depositary shares.
Neither we nor the Depositary will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the Deposit Agreement. All the Depositary’s obligations under the Deposit Agreement are limited to performance in good faith of its duties set forth in the Deposit Agreement, and the Depositary does not have any duty in the case of the receipt of a written demand from any holder of depositary receipts with respect to any action or default by us, including any duty to initiate any proceedings or to make any demand upon us. The Depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting Series A Preferred Stock for deposit, holders of depositary receipts evidencing depositary shares or other persons believed in the absence of bad faith to be competent and on documents believed to be genuine.

Form of the Depositary Shares
The depositary shares are issued in book-entry only form through DTC in the form of one or more global depositary receipts. The Series A Preferred Stock is issued in registered form to the Depositary.
DTC has advised us that it is a member of the U.S. Federal Reserve System, a limited-purpose trust company under the New York banking law and a registered clearing agency with the U.S. Securities and Exchange Commission (the “Commission”). DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of the Depository Trust & Clearing Corporation, which is owned by a number of its participants and by The New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority. Access to DTC’s book-entry system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Commission.
Further Issuances
We may from time to time elect to issue additional depositary shares, and all the additional depositary shares would be deemed to form a single series with the depositary shares related to the Series A Preferred Stock.
Depositary Shares, Each Representing a 1/1,000th Interest in a Share of Series B Preferred Stock
On June 17, 2020, we issued 12,000,000 depositary shares, each representing a 1/1,000th interest in a share of Series B Preferred Stock. All of the shares of Series B Preferred Stock are held by Computershare Inc. and Computershare Trust Company, N.A., acting jointly, as depositary (collectively, the “Depositary”). Holders of the depositary shares are entitled through the Depositary to exercise the rights and preferences of the Series B Preferred Stock, as described under the heading “Depositary Shares, Each Representing a 1/1,000th Interest in a Share of Series B Preferred Stock—Depositary Shares” below.
Series B Preferred Stock
General
The Series B Preferred Stock represents a single series of our authorized Preferred Stock. The “stated amount” per share of Series B Preferred Stock is $25,000. Holders of the Series B Preferred Stock do not have preemptive or subscription rights to acquire more stock of the Company.
The Series B Preferred Stock is not convertible into, or exchangeable for, shares of Common Stock or any other class or series of stock or other securities of us. The Series B Preferred Stock is perpetual and has no stated maturity date, and is not subject to any sinking fund, retirement fund or purchase fund or other obligation of us to redeem, repurchase or retire the Series B Preferred Stock.
We may at any time and from time to time, without notice to or the consent of holders of the Series B Preferred Stock or related depositary shares, issue additional shares of Series B Preferred Stock and the related depositary shares either through public or private sales that would be deemed to form a single series with the Series B Preferred Stock and the related depositary shares, respectively, provided that such additional shares of Series B Preferred Stock and the related depositary shares are fungible for U.S. federal income tax purposes with the previously issued Series B Preferred Stock and the related depositary shares, respectively. We may also issue additional shares of other series of Preferred Stock at any time and from time to time, without notice to or the consent of holders of the Series B Preferred Stock or the related depositary shares. Any additional Preferred Stock may be issued from time to time in one or more series, each with preferences, limitations, designations, conversion or exchange rights, voting rights, dividend rights, redemption provisions, voluntary and involuntary liquidation rights and other rights as our board may determine at the time of issuance.
Ranking
With respect to the distribution of assets upon our liquidation, dissolution or winding-up, the Series B Preferred Stock ranks:
•senior to our junior stock as to the distribution of assets upon our liquidation, dissolution or winding-up (junior stock includes Common Stock and any other class of our stock that ranks junior to the Series B Preferred Stock as to the distribution of assets upon our liquidation, dissolution or winding-up); and
•equally with the Series A Preferred Stock and each other series of parity stock that we may issue as to the distribution of assets upon our liquidation, dissolution or winding-up.
As used herein, “parity stock” means the Series A Preferred Stock and any other class or series of our stock that ranks equally with the Series B Preferred Stock in the distribution of assets upon our liquidation, dissolution or winding-up.

In addition, we will generally be able to pay dividends, any redemption price and distributions upon liquidation, dissolution or winding-up only out of lawfully available funds for such payment (i.e., after taking account of all existing and future indebtedness and other non-equity claims).
Dividends
Dividends on the Series B Preferred Stock are not mandatory. Holders of Series B Preferred Stock are entitled to receive, when, as and if declared by our board of directors (or a duly authorized committee of the board), out of funds legally available for the payment of dividends, under Iowa law, quarterly in arrears on the first day of March, June, September and December of each year, non-cumulative cash dividends that accrue for the relevant dividend period as follows:
•from the date of original issue, to, but excluding, September 1, 2025 (the “First Call Date”), at a fixed rate per annum of 6.625% on the stated amount of $25,000 per share (equivalent to $25.00 per depositary share); and
•from the First Call Date, during each reset period (as defined below), at a rate per annum equal to the Five-year U.S. Treasury Rate (as defined below) as of the most recent reset dividend determination date plus 6.297% on the stated amount of $25,000 per share (equivalent to $25.00 per depositary share).
If we issue additional shares of Series B Preferred Stock after the original issue date, dividends on such shares accrue from the original issue date if such shares are issued prior to the first dividend payment date. Dividends on Series B Preferred Stock issued after the first dividend payment date accrue from either the date on which such shares are issued (if such shares are issued on a dividend payment date) or the dividend payment date next preceding the date such shares are issued (if such shares are not issued on a dividend payment date).
Dividends are payable to holders of record of the Series B Preferred Stock as they appear on our books on the applicable record date, which is the 15th calendar day before that dividend payment date or such other record date fixed by our board of directors (or a duly authorized committee of the board) that is not more than 60 nor less than 10 days prior to such dividend payment date (each, a “dividend record date”). Dividend record dates apply regardless of whether a particular dividend record date is a business day.
Dividends payable on the Series B Preferred Stock are calculated on the basis of a 360-day year consisting of twelve 30-day months. If any dividend payment date is a day that is not a business day, then the dividend with respect to that dividend payment date is instead paid on the immediately succeeding business day, without interest or other payment in respect of such delayed payment. “Business day” means any day other than (i) a Saturday or Sunday or a legal holiday or (ii) a day on which banking institutions in the Borough of Manhattan, The City of New York, are authorized or obligated by law, executive order or regulation to close.
A “dividend period” (in the case of dividend periods following the initial dividend period) is the period from, and including, a dividend payment date to, but excluding, the next dividend payment date.
A “reset date” means the First Call Date and each date falling on the fifth anniversary of the preceding reset date. A “reset period” means the period from and including the First Call Date to, but excluding, the next following reset date and thereafter each period from and including each reset date to, but excluding, the next following reset date. A “reset dividend determination date” means, in respect of any reset period, the day falling two business days prior to the beginning of such reset period.
The “Five-year U.S. Treasury Rate” means, as of any reset dividend determination date, as applicable, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the average of the yields to maturity for the five business days immediately prior to such reset dividend determination date for U.S. Treasury securities with a maturity of five years from the next reset date and trading in the public securities markets or (ii) if there is no such published U.S. Treasury security with a maturity of five years from the next reset date and trading in the public securities markets, then the rate will be determined by interpolation between the average of the yields to maturity for the five business days immediately prior to such reset dividend determination date for two series of U.S. Treasury securities trading in the public securities market, (A) one maturing as close as possible to, but earlier than, the reset date following the next succeeding reset dividend determination date, and (B) the other maturity as close as possible to, but later than, the reset date following the next succeeding reset dividend determination date, in each case as published in the most recent H.15 under the caption “Treasury constant maturities.” If the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clauses (i) or (ii) above, then the Five-year U.S. Treasury Rate will be the same interest rate determined for the prior reset dividend determination date.
“H.15” means the statistical release designated as “H.15 Daily Update,” or any successor publication, published by the Board of Governors of the U.S. Federal Reserve System, and “most recent H.15” means the H.15 published closest in time but at or prior to the close of business on the reset dividend determination date.
Unless we have validly called all shares of Series B Preferred Stock for redemption on the First Call Date, we will appoint a calculation agent with respect to the Series B Preferred Stock prior to the reset dividend determination date preceding the First Call Date. The applicable dividend rate for each reset period will be determined by the calculation agent, as of the applicable reset dividend determination date. Promptly upon such determination, the calculation agent will notify us of the dividend rate for the reset period. The calculation agent’s determination of any dividend rate, and its calculation of the amount of dividends for any dividend period beginning on or after the First Call Date will be on file at our principal offices, will be made available to any holder of Series B Preferred Stock upon request and will be final and binding in the absence of manifest error.

Dividends on the Series B Preferred Stock are not cumulative. Accordingly, if our board of directors (or a duly authorized committee of the board), does not declare a dividend on the Series B Preferred Stock payable in respect of any dividend period before the related dividend payment date, such dividend does not accrue, we have no obligation to pay a dividend for that dividend period on the dividend payment date or at any future time, whether or not dividends on the Series B Preferred Stock are declared for any future dividend period, and no interest, or sum of money in lieu of interest, is payable in respect of any dividend not so declared. References to the “accrual” of dividends herein refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.
So long as any Series B Preferred Stock remains outstanding for any dividend period, unless the full dividends for the latest completed dividend period on all outstanding Series B Preferred Stock have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside), during a dividend period:
•no dividend may be paid or declared on the Common Stock or any other shares of our junior stock or parity stock (except, in the case of parity stock, on a pro rata basis with the Series B Preferred Stock as described below), other than:
•any dividend paid on junior stock or parity stock in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or is other junior stock or (solely in the case of parity stock) other parity stock, or
•any dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of rights, stock or other property under such plan, or the redemption or repurchase of any rights under such plan, and
•no Common Stock or other junior stock or parity stock (except, in the case of parity stock, on a pro rata basis with the Series B Preferred Stock as described below), may be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly, other than:
•as a result of a reclassification of junior stock for or into other junior stock or a reclassification of parity stock for or into other parity stock, as applicable,
•the exchange, redemption or conversion of one share of junior stock for or into another share of junior stock or the exchange, redemption or conversion of one share of parity stock for or into another share of parity stock, as applicable,
•purchases, redemptions or other acquisitions of shares of junior stock or parity stock in connection with (x) any employment contract, benefit plan or other similar arrangement with or for the benefit of one or more employees, officers, directors, consultants or independent contractors, (y) a dividend reinvestment or shareholder stock purchase plan, or (z) the satisfaction of our obligations pursuant to any contract relating to the foregoing clauses (x) or (y) outstanding at the beginning of the applicable dividend period requiring such purchase, redemption or other acquisition,
•the purchase of fractional interests in shares of junior stock or parity stock, as the case may be, pursuant to the conversion or exchange provisions of such securities or the security being converted or exchanged,
•through the use of the proceeds of a substantially contemporaneous sale of junior stock or parity stock, as applicable, or
•in the case of parity stock, pro rata purchases, offers or other acquisitions for consideration by us to purchase all, or a pro rata portion of, the Series B Preferred Stock and such parity stock.
As used herein, “junior stock” means our Common Stock and any other class or series of our stock that ranks junior to the Series B Preferred Stock as to the distribution of assets upon our liquidation, dissolution or winding-up.
When dividends are not paid (or declared and a sum sufficient for payment thereof set aside) in full on any dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Series B Preferred Stock, on a dividend payment date falling within the related dividend period for the Series B Preferred Stock) upon the Series B Preferred Stock and any shares of parity stock, all dividends declared on the Series B Preferred Stock and all such parity stock and payable on such dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Series B Preferred Stock, on a dividend payment date falling within the related dividend period for the Series B Preferred Stock) are declared pro rata so that the respective amounts of such dividends bear the same ratio to each other as all accrued but unpaid dividends per share of Series B Preferred Stock and all parity stock payable on such dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Series B Preferred Stock, on a dividend payment date falling within the related dividend period for the Series B Preferred Stock) bear to each other. As used in this paragraph, payment of dividends “in full” means, as to any parity stock that bears dividends on a cumulative basis, the amount of dividends that would need to be declared and paid to bring such parity stock current in dividends, including undeclared dividends for past dividend periods. To the extent a dividend period with respect to the Series B Preferred Stock or any shares of parity stock (in either case, the “first series”) coincides with more than one dividend period with respect to another series, as applicable (in either case, a “second series”), then, for purposes of this paragraph, our board of directors (or a duly authorized committee of the board) may, to the extent permitted by the terms of each affected series, treat such dividend period for the first series as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to the second series, or may treat such dividend period(s) with respect to any parity stock and dividend period(s) with respect to the Series B Preferred Stock for purposes of this paragraph in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on such parity stock and the Series B Preferred Stock.
Subject to the foregoing, dividends (payable in cash, stock or otherwise, as may be determined by our board of directors or a duly authorized committee of the board) may be declared and paid on the Common Stock and any other junior stock from time to time out of any funds legally available for such payment, and the Series B Preferred Stock is not entitled to participate in any such dividend.
Dividends on the Series B Preferred Stock cannot be declared, paid or set aside for payment if we fail to comply, or if such act would cause us to fail to comply, with applicable laws, rules and regulations.
Liquidation Rights
Upon our voluntary or involuntary liquidation, dissolution or winding-up, holders of the Series B Preferred Stock and any parity stock are entitled to receive out of our assets available for distribution to shareholders, after satisfaction of liabilities to creditors and any required distributions to holders of stock, if any, that ranks senior to the Series B Preferred Stock in the distribution of assets upon liquidation, dissolution or winding-up but before any distribution of assets is made to holders of Common Stock and any other junior stock, a liquidating distribution equal to the stated amount of $25,000 per share (equivalent to $25.00 per depositary share) plus declared but unpaid dividends, without accumulation of any undeclared dividends. Holders of the Series B Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidation preference.
In any such distribution, if our assets are not sufficient to pay the liquidation preferences in full to all holders of the Series B Preferred Stock and all holders of any parity stock, the amounts paid to the holders of Series B Preferred Stock and to the holders of any parity stock must be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the “liquidation preference” of any holder of Preferred Stock or parity stock means the amount payable to such holder in such distribution (assuming no limitation on our assets available for such distribution), including any declared but unpaid dividends (and any unpaid, accrued cumulative dividends in the case of any holder of stock (other than Series B Preferred Stock) on which dividends accrue on a cumulative basis). If the liquidation preference has been paid in full to all holders of the Series B Preferred Stock and any holders of parity stock, the holders of our junior stock become entitled to receive all of our remaining assets according to their respective rights and preferences.
For purposes of this section, the merger or consolidation of us with any other entity, including a merger or consolidation in which the holders of the Series B Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange of all or substantially all of our assets, for cash, securities or other property does not constitute a liquidation, dissolution or winding-up of us.
Optional Redemption
We may redeem the Series B Preferred Stock at our option:
•in whole or in part, from time to time, on or after September 1, 2025, at a redemption price equal to the stated amount of $25,000 per share of Series B Preferred Stock (equivalent to $25.00 per depositary share), plus (except as provided below) an amount equal to any declared but unpaid dividends and the portion of the quarterly dividend per share attributable to the then-current dividend period that has not been declared and paid to, but excluding, the redemption date,
•in whole, but not in part, at any time prior to September 1, 2025, within 90 days after the occurrence of a “rating agency event,” at a redemption price equal to $25,500 per share of Series B Preferred Stock (102% of the stated amount of $25,000 per share) (equivalent to $25.50 per depositary share), plus (except as provided below) an amount equal to any declared but unpaid dividends and the portion of the quarterly dividend per share attributable to the then-current dividend period that has not been declared and paid to, but excluding, the redemption date, or
•in whole, but not in part, at any time prior to September 1, 2025, within 90 days after the occurrence of a “regulatory capital event,” at a redemption price equal to the stated amount of $25,000 per share of Series B Preferred Stock (equivalent to $25.00 per depositary share), plus (except as provided below) an amount equal to any declared but unpaid dividends and the portion of the quarterly dividend per share attributable to the then-current dividend period that has not been declared and paid to, but excluding, the redemption date.
Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the dividend record date for a dividend period does not constitute a part of and is not paid to the holder entitled to receive the redemption price on the redemption date, but rather is paid to the holder of record of the redeemed shares on the dividend record date relating to the dividend payment date.
Holders of the Series B Preferred Stock have no right to require the redemption or repurchase of the Series B Preferred Stock.

“Rating agency event” means that any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act, that then publishes a rating for us (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Series B Preferred Stock, which amendment, clarification or change results in:
•the shortening of the length of time the Series B Preferred Stock are assigned a particular level of equity credit by that rating agency as compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the Series B Preferred Stock; or
•the lowering of the equity credit (including up to a lesser amount) assigned to the Series B Preferred Stock by that rating agency as compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the Series B Preferred Stock.
“Regulatory capital event” means that we become subject to capital adequacy supervision by a capital regulator and the capital adequacy guidelines that apply to us as a result of being so subject set forth criteria pursuant to which the liquidation preference amount of the Series B Preferred Stock would not qualify as capital under such capital adequacy guidelines, as we may determine at any time, in our sole discretion.
If the Series B Preferred Stock is to be redeemed, the notice of redemption must be given by first class mail to the holders of record of the Series B Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof. Any notice mailed as provided in this paragraph is conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series B Preferred Stock designated for redemption does not affect the validity of the proceedings for the redemption of any other shares of Series B Preferred Stock. Notwithstanding the foregoing, if the Series B Preferred Stock is held in book-entry form through DTC or any other similar facility, such notice of redemption may be given to the holders of Series B Preferred Stock at such time and in any manner permitted by such facility.
Each notice of redemption must include a statement setting forth:
•the redemption date;
•the number of shares of Series B Preferred Stock to be redeemed and, if less than all the shares of Series B Preferred Stock held by such holder are to be redeemed, the number of shares of such Series B Preferred Stock to be redeemed (if determinable at the time of such notice) from such holder;
•the redemption price;
•if shares of Series B Preferred Stock are evidenced by definitive certificates, the place or places where holders may surrender certificates evidencing those shares of Series B Preferred Stock for payment of the redemption price; and
•that dividends will not accrue for any period beginning on or after the redemption date.
If notice of redemption of any Series B Preferred Stock has been given and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of any Series B Preferred Stock so called for redemption, then, from and after the redemption date, dividends will not accrue on such Series B Preferred Stock for any period beginning on or after the redemption date, such Series B Preferred Stock will no longer be deemed outstanding and all rights of the holders of such Series B Preferred Stock will terminate, except the right to receive the redemption price, without interest. Any funds unclaimed at the end of two years from the redemption date, to the extent permitted by law, must be released from the trust so established and may be commingled with our other funds, and after that time the holders of the shares so called for redemption may look only to us for payment of the redemption price of such shares.
In case of any redemption of only part of the Series B Preferred Stock at the time outstanding, the Series B Preferred Stock to be redeemed must be selected either pro rata, by lot or by such other method in accordance with the procedures of DTC.
Voting Rights
Right to Elect Two Directors on Nonpayment of Dividends. Whenever dividends on any shares of Series B Preferred Stock have not been declared and paid for six or more dividend periods, whether or not for consecutive dividend periods (a “Nonpayment”), the holders of such shares of Series B Preferred Stock, voting together as a single class with holders of any and all other series of voting Preferred Stock (as defined below) then outstanding, are entitled to vote for the election of a total of two additional members of our board of directors (the “Preferred Stock Directors”), provided that the election of any such directors cannot cause us to violate the corporate governance requirement of the NYSE (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors and provided, further, that our board of directors must at no time include more than two Preferred Stock directors. In that event, the number of directors on our board of directors will automatically increase by two, and the new directors will be elected at a special meeting called at the request of the holders of record of at least 20% of the Series B Preferred Stock or of any other series of voting Preferred Stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders, in which event such election will be held at such next annual or special meeting of shareholders), and at each subsequent annual meeting. These voting rights will continue until dividends on the shares of Series B Preferred Stock and any such series of voting Preferred Stock for at least four consecutive dividend periods (or the equivalent thereof, in the case of any other series of voting Preferred Stock) following the Nonpayment have been fully paid.
As used herein, “voting Preferred Stock” means any other class or series of our Preferred Stock ranking equally with the Series B Preferred Stock as to the distribution of assets upon our liquidation, dissolution or winding-up and upon which like voting rights have been conferred and are exercisable. Whether a plurality, majority or other portion of the Series B Preferred Stock and any other voting Preferred Stock have been voted in favor of any matter is determined by reference to the respective stated amounts of the Series B Preferred Stock and voting Preferred Stock voted.
If and when dividends for at least four consecutive dividend periods (or the equivalent thereof, in the case of any other series of voting Preferred Stock) following a Nonpayment have been paid in full, the holders of the Series B Preferred Stock will be divested of the foregoing voting rights (subject to revesting in the event of each subsequent Nonpayment) and, if such voting rights for all other holders of voting Preferred Stock have terminated, the term of office of each Preferred Stock Director so elected will immediately terminate and the number of directors on our board of directors will automatically decrease by two. In determining whether dividends have been paid for at least four consecutive dividend periods (or the equivalent thereof, in the case of any other series of voting Preferred Stock) following a Nonpayment, we may take account of any dividend we elect to pay for such a dividend period after the regular dividend date for that period has passed. Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of Series B Preferred Stock and any other shares of voting Preferred Stock then outstanding (voting together as a class) when they have the voting rights described above. So long as a Nonpayment continues, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election after a Nonpayment) may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series B Preferred Stock and any other shares of voting Preferred Stock then outstanding (voting together as a class) when they have the voting rights described above, provided that the filling of any such vacancy cannot cause us to violate the corporate governance requirement of the NYSE (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors. Any such vote to remove, or to fill a vacancy in the office of, a Preferred Stock Director may be taken only at a special meeting called at the request of the holders of record of at least 20% of the Series B Preferred Stock or of any other series of voting Preferred Stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders, in which event such election will be held at such next annual or special meeting of shareholders). The Preferred Stock Directors are each entitled to one vote per director on any matter.
Other Voting Rights. So long as any shares of Series B Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all outstanding shares of the Series B Preferred Stock, voting separately as a class, is required to:
•authorize or increase the authorized amount of, or issue shares of any class or series of senior stock, or issue any obligation or security convertible into or evidencing the right to purchase any such shares;
•amend the provisions of our amended articles of incorporation or bylaws so as to adversely affect the powers, preferences, privileges or rights of the Series B Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued Series B Preferred Stock or authorized Common Stock or Preferred Stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of Preferred Stock ranking equally with or junior to the Series B Preferred Stock with respect to the distribution of assets upon our liquidation, dissolution or winding-up, whether or not dividends payable thereon are cumulative or noncumulative, will not be deemed to adversely affect the powers, preferences, privileges or rights of the Series B Preferred Stock; or
•consolidate with or merge into any other corporation, enter into a binding share exchange or reclassification involving the Series B Preferred Stock or convert, transfer, domesticate or continue our company into another entity or an entity organized under the laws of another jurisdiction unless, in each case, the shares of Series B Preferred Stock remain outstanding or the shares of Series B Preferred Stock outstanding at the time of such consolidation or merger or sale, or such exchange, reclassification, conversion, transfer, domestication or continuance, are converted into or exchanged for preference securities, and such shares remain outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series B Preferred Stock, taken as a whole.
If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation, or any conversion, transfer, domestication or continuance described above would materially and adversely affect one or more but not all series of voting Preferred Stock (including the Series B Preferred Stock for this purpose), then only the series materially and adversely affected and entitled to vote will vote to the exclusion of all other series of Preferred Stock. If all series of Preferred Stock are not equally affected by the proposed amendment, alteration, repeal, share exchange, reclassification, merger or consolidation, or conversion, transfer, domestication or continuance, described above, there will be required a two-thirds approval of each series that will have a diminished status.
To the fullest extent permitted by law, without the consent of the holders of the Series B Preferred Stock, so long as such action does not adversely affect the rights, preferences, privileges and voting powers of the Series B Preferred Stock, we may supplement any terms of the Series B Preferred Stock:
•to cure any ambiguity, or to cure, correct or supplement any provision contained in the Certificate of Designations that may be defective or inconsistent; or

•to make any provision with respect to matters or questions arising with respect to the Series B Preferred Stock that is not inconsistent with the provisions of the Certificate of Designations.
The foregoing voting provisions do not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required will be effected, all outstanding shares of the Series B Preferred Stock have been redeemed or called for redemption on proper notice and sufficient funds have been set aside by us for the benefit of the holders of the Series B Preferred Stock to effect the redemption unless in the case of a vote or consent required to authorize senior stock if all outstanding shares of Series B Preferred Stock are being redeemed with the proceeds from the sale of the stock to be authorized.
Transfer Agent and Registrar
The transfer agent and registrar for the Series B Preferred Stock is Computershare Inc. We may terminate such appointment and may appoint a successor transfer agent and registrar at any time and from time to time. The transfer agent and/or registrar may be a person or entity affiliated with us.
Calculation Agent
The “calculation agent” means, at any time, the person or entity appointed by us and serving as such agent with respect to the Series B Preferred Stock at such time. Unless we have validly called all shares of Series B Preferred Stock for redemption on the First Call Date, we will appoint a calculation agent with respect to the Series B Preferred Stock prior to the reset dividend determination date preceding the First Call Date. We may terminate any such appointment and may appoint a successor agent at any time and from time to time. We may appoint ourselves or an affiliate of ours as calculation agent.
Depositary Shares
All references in the below summary to “holders” of the depositary shares mean those who own the depositary shares registered in their own names, on the books that we or the Depositary maintain for this purpose, and not indirect holders who own beneficial interests in the depositary shares registered in street name or issued in book-entry form through DTC.
Each depositary share represents a 1/1,000th interest in a share of the Series B Preferred Stock and is evidenced by a depositary receipt. The shares of the Series B Preferred Stock represented by the depositary shares were deposited under a deposit agreement (the “Deposit Agreement”), dated as of June 17, 2020, among us and the Depositary, and the holders from time to time of the depositary receipts evidencing the depositary shares. Subject to the terms of the Deposit Agreement, each holder of depositary shares is entitled, through the Depositary, in proportion to the applicable fraction of a share of the Series B Preferred Stock represented by such depositary shares, to all the rights and preferences of the Series B Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).
Dividends and Other Distributions
Each dividend on a depositary share is in an amount equal to 1/1,000th of the dividend declared on each share of Series B Preferred Stock.
The Depositary distributes any cash dividends or other cash distributions received in respect of the deposited Series B Preferred Stock to the record holders of the depositary shares relating to the underlying Series B Preferred Stock in proportion to the number of the depositary shares held by the holders. The Depositary distributes any property received by it other than cash to the record holders of the depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the Depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares in proportion to the number of the depositary shares they hold.
Record dates for the payment of dividends and other matters relating to the depositary shares are the same as the corresponding record dates for the Series B Preferred Stock.
The amounts distributed to holders of the depositary shares are reduced by any amounts required to be withheld by the Depositary or by us on account of taxes or other governmental charges.
Withdrawal of Preferred Stock
Unless the depositary shares have been previously called for redemption, a holder of depositary shares may surrender his or her depositary receipts at the principal office of the Depositary, pay any taxes, charges and fees provided for in the Deposit Agreement and comply with any other requirements of the Deposit Agreement for the number of whole shares of Series B Preferred Stock and any money or other property represented by such holder’s depositary receipts. A holder of depositary shares who exchanges such depositary receipts for shares of Series B Preferred Stock is entitled to receive whole shares of Series B Preferred Stock on the basis set forth herein; partial shares of Series B Preferred Stock will not be issued.
However, holders of whole shares of Series B Preferred Stock are not entitled to deposit those shares under the Deposit Agreement or to receive depositary shares for those shares after the withdrawal. If the depositary shares surrendered by the holder in connection with the withdrawal exceed the number of depositary shares that represent the number of whole shares of Series B Preferred Stock to be withdrawn, the Depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares.
Redemption of the Depositary Shares
If we redeem the Series B Preferred Stock represented by the depositary shares, the depositary shares will be redeemed from the proceeds received by the Depositary resulting from the redemption of the Series B Preferred Stock held by the Depositary. The redemption price per depositary share will be equal to 1/1,000th of the redemption price per share payable with respect to the Series B Preferred Stock (equivalent to $25.00 per depositary share or, in the case of a redemption following a rating agency event occurring prior to September 1, 2025, $25.50 per depositary share), plus any dividends payable thereon upon redemption as described under “Depositary Shares, Each Representing a 1/1,000th Interest in a Share of Series B Preferred Stock—Series B Preferred Stock—Optional Redemption.” Whenever we redeem shares of the Series B Preferred Stock held by the Depositary, the Depositary redeems, as of the same redemption date, the number of the depositary shares representing shares of the Series B Preferred Stock so redeemed.
In case of any redemption of less than all of the outstanding depositary shares, the depositary shares to be redeemed will be selected by us pro rata, by lot or by such other method in accordance with DTC’s procedures. In any such case, we will redeem the depositary shares only in increments of 1,000 shares and any integral multiple thereof.
The Depositary is obligated to mail (or otherwise transmit by an authorized method) notice of redemption to holders of the depositary shares not less than 30 and not more than 60 days prior to the date fixed for redemption of the Series B Preferred Stock and the depositary shares.
Voting of the Depositary Shares
When the Depositary receives notice of any meeting at which the holders of the Series B Preferred Stock are entitled to vote as described above in “Depositary Shares, Each Representing a 1/1,000th Interest in a Share of Series B Preferred Stock—Series B Preferred Stock—Voting Rights,” the Depositary will mail (or otherwise transmit by an authorized method) the information contained in the notice to the record holders of the depositary shares relating to the Series B Preferred Stock. Each record holder of depositary shares on the record date, which is the same date as the record date for the Series B Preferred Stock, may instruct the Depositary to vote the amount of the Series B Preferred Stock represented by the holder’s depositary shares. Although each depositary share is entitled to 1/1,000th of a vote, the Depositary can only vote whole shares of Series B Preferred Stock. To the extent possible, the Depositary will vote the amount of the Series B Preferred Stock represented by the depositary shares in accordance with the instructions it receives. We will take all reasonable actions that the Depositary determines are necessary to enable the Depositary to vote as instructed. If the Depositary does not receive specific instructions from the holders of any depositary shares, it will not vote the amount of the Series B Preferred Stock represented by such depositary shares.
Amendment and Termination of the Deposit Agreement
The form of depositary receipt evidencing the depositary shares and any provision of the Deposit Agreement may be amended by agreement between us and the Depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts evidencing the depositary shares will not be effective unless such amendment has been approved by the record holders of depositary receipts representing in the aggregate at least a two-thirds majority of the depositary shares then outstanding. The Deposit Agreement may be terminated if all outstanding depositary shares have been redeemed or if there has been made a final distribution in respect of the Series B Preferred Stock in connection with our liquidation, dissolution or winding-up and such distribution has been made to the holders of depositary receipts evidencing the depositary shares.
Fees, Charges and Expenses of Depositary
We pay all transfer and other taxes, assessments, and governmental charges arising solely from the existence of the depositary arrangements. We also pay all charges of the Depositary in connection with the initial deposit of the Series B Preferred Stock. Holders of depositary receipts pay transfer and other taxes, assessments, and governmental charges and any other charges as are expressly provided in the Deposit Agreement to be for their accounts. The Depositary may refuse to effect any transfer of a depositary receipt or any withdrawals of shares of Series B Preferred Stock represented by the depositary shares evidenced by a depositary receipt until all taxes, assessments, and governmental charges with respect to such depositary receipt are paid by the holder.
Resignation and Removal of Depositary
The Depositary may resign at any time by delivering to us 30 days’ written notice of its election to do so, and we may at any time remove the Depositary by delivering the Depositary 30 days’ written notice, any resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment, but in no event later than 30 days after delivery of such notice. The successor depositary must be appointed within 30 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million; provided that we will use commercially reasonable efforts to ensure that there is, at all relevant times when the Series B Preferred Stock is outstanding, a person or entity appointed and serving as the Depositary. If a successor is not appointed within 30 days, any record holders of depositary receipts or the outgoing depositary may petition a court to appoint a successor.

Miscellaneous
The Depositary will forward to the holders of depositary shares all of our reports and communications which are delivered to the Depositary and which we are required to furnish to the holders of depositary receipts evidencing the depositary shares.
Neither we nor the Depositary will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the Deposit Agreement. All the Depositary’s obligations under the Deposit Agreement are limited to performance in good faith of its duties set forth in the Deposit Agreement, and the Depositary does not have any duty in the case of the receipt of a written demand from any holder of depositary receipts with respect to any action or default by us, including any duty to initiate any proceedings or to make any demand upon us. The Depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting Series B Preferred Stock for deposit, holders of depositary receipts evidencing depositary shares or other persons believed in the absence of bad faith to be competent and on documents believed to be genuine.
Form of the Depositary Shares
The depositary shares are issued in book-entry only form through DTC in the form of one or more global depositary receipts. The Series B Preferred Stock is issued in registered form to the Depositary.
DTC has advised us that it is a member of the U.S. Federal Reserve System, a limited-purpose trust company under the New York banking law and a registered clearing agency with the Commission. DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of the Depository Trust & Clearing Corporation, which is owned by a number of its participants and by The New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority. Access to DTC’s book-entry system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Commission.
Further Issuances
We may from time to time elect to issue additional depositary shares, and all the additional depositary shares would be deemed to form a single series with the depositary shares related to the Series B Preferred Stock.
Indemnification of Directors and Executive Officers and Limitation of Liability
Section 490.202 of the IBCA permits a corporation to include a provision in its articles of incorporation permitting or making obligatory the indemnification of a director for liability to any person for any action taken, or any failure to take any action, as a director, except liability for (i) the receipt of a financial benefit to which the person is not entitled, (ii) an intentional infliction of harm on the corporation or its shareholders, (iii) a violation of Section 490.833 of the IBCA, which relates to liability for unlawful distributions, or (iv) an intentional violation of criminal law.
Our amended articles of incorporation provide that our directors will not be liable to us or our shareholders for money damages for any action taken, or any failure to take any action, as a director, except liability for (i) the amount of a financial benefit received by a director to which the director is not entitled, (ii) intentional infliction of harm on us or our shareholders, (iii) a violation of Section 490.833 of the IBCA, which relates to liability for unlawful distributions, and (iv) an intentional violation of criminal law. Our amended articles of incorporation also provide that each individual who was or is a director of the Company who was or is made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director of the Company, or is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, must be indemnified and held harmless by the Company to the fullest extent permitted by applicable law, except liability for:
•the amount of a financial benefit received by a director to which the director is not entitled;
•an intentional infliction of harm on the Company or its shareholders;
•a violation of Section 490.833 of the IBCA, which relates to liability for unlawful distributions; and
•an intentional violation of criminal law.
Our bylaws also provide indemnification to our directors on the same terms as the indemnification provided in our amended articles of incorporation. Our bylaws also provide for the direct payment by the Company of expenses to our directors and officers on the same terms as provided in our amended articles of incorporation. The indemnification provisions of our bylaws are not exclusive of any other right which any person seeking indemnification may have or acquire under any statute, our amended articles of incorporation or any agreement, vote of shareholders or disinterested directors or otherwise.

Selected Amended Articles of Incorporation and Bylaws Provisions
Our amended articles of incorporation and bylaws include provisions that may have the effect of delaying, deferring or preventing (a) a change in control of the Company or (b) an unsolicited acquisition proposal that a shareholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by shareholders. These provisions are summarized in the following paragraphs.
Classified Board of Directors. Our amended articles of incorporation provide for our board of directors to be divided into three classes of directors serving staggered, three-year terms. The classification of our board of directors has the effect of requiring at least two annual shareholder meetings to replace a majority of the members of our board of directors.
Notice Procedures. Our bylaws establish advance notice procedures with regard to all shareholder proposals to be brought before meetings of our shareholders, including proposals relating to the nomination of candidates for election as directors, the removal of directors and amendments to our amended articles of incorporation and bylaws.
Shareholder Meetings. Our bylaws provide that special meetings may be called only by our board of directors or shareholders owning at least 50% of all the votes entitled to be cast on any issue proposed at the special meeting.
Authorized but Unissued or Undesignated Shares. Our amended articles of incorporation grant our board of directors broad power to establish the rights and preferences of authorized and unissued Preferred Stock. The issuance of shares of Preferred Stock of a series pursuant to our board of directors’ authority could (a) decrease the amount of earnings and assets available for distribution to holders of Common Stock or holders of other series of Preferred Stock (including the Series A Preferred Stock and Series B Preferred Stock), (b) adversely affect the rights and powers, including voting rights, of such holders and (c) have the effect of delaying, deferring or preventing a change in control of the Company. Our board of directors does not currently intend to seek shareholder approval prior to any issuance of Preferred Stock, unless otherwise required by law or the rules of any exchange on which the securities are then traded.
Iowa Takeover Statute
We are subject to Section 490.1110 of the IBCA, which prohibits any “business combination” transaction between an Iowa corporation and any “interested shareholder” for a period of three years after the time that such shareholder became an interested shareholder, unless:
•the board of directors approves, prior to such time, either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;
•upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by the directors, officers or certain employee stock plans; or
•at or subsequent to the time the shareholder became an interested shareholder, the business combination is approved by the board of directors and authorized at a shareholders’ meeting by the affirmative vote of at least sixty-six and two-thirds percent of the outstanding shares of the corporation’s voting stock other than shares owned by the interested shareholder.
Section 490.1110 defines “business combination” to include:
•any merger or consolidation involving the corporation and any interested shareholder;
•any sale, lease, exchange, mortgage, pledge, transfer, or other disposition of 10% or more of the assets of the corporation involving the interested shareholder;
•any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested shareholder (subject to certain exceptions);
•any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested shareholder; or
•any other transaction resulting in a financial benefit to the interested shareholder under Iowa law.
In general, an “interested shareholder” is any person beneficially owning 10% or more of the outstanding voting stock of the corporation or any person affiliated or associated with such person. “Person” means any individual, corporation, partnership, unincorporated association or other entity.
Other Iowa Statutory Provisions
Section 490.1108A of the IBCA provides that, in considering acquisition proposals, our directors may consider, in addition to the consideration of the effects of any action on shareholders, the effects on our employees, suppliers, creditors, customers and the communities in which we operate, as well as our long-term and short-term interests. Consideration of any or all of the community interest factors is not a violation of the business judgment rule, even if our directors reasonably determine that a community interest factor or factors outweigh the financial or other benefits to us or a shareholder or group of shareholders.
Section 490.624A of the IBCA includes authorization of “poison pills,” which include, without limitation, terms and conditions of stock rights or options issued by a corporation that preclude or limit the exercise, transfer or receipt of such rights or options by persons owning or offering to acquire a specified number or percentage of a corporation’s outstanding shares or that invalidate or void such stock rights or options held by an offeror or a transferee of the offeror.
The provisions of state law that we describe above could have the effect of delaying, deferring or preventing a change in control of the Company if our board of directors determines that a change of control is not in our best interests or those of our shareholders or other constituencies. In addition, the regulatory restrictions on the acquisition of our securities may also deter attempts to effect, or prevent the consummation of, a change in control of the Company.